Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 6 to this Registration Statement of Digital Music Group, Inc. on Form S-1 of our report dated December 7, 2005, with respect to the balance sheet of Digital Musicworks International, Inc. as of September 30, 2005 and December 31, 2004, and the related statements of operations, shareholders’ equity and cash flows for the nine-months ended September 30, 2005 and for the period from February 26, 2004 (inception) to December 31, 2004 appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/    Perry-Smith LLP

Sacramento, California

January 30, 2006